Exhibit 99.1

[TRIMERIS LOGO]

Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Reports Improved Third Quarter 2005 Financial Results:

    Record-Setting Quarterly Sales in North America
    Second Consecutive Profitable Quarter for Roche Collaboration

MORRISVILLE, N.C. -- October 20, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced improved third quarter corporate results and the second profitable quarter for the collaboration with F. Hoffmann-La Roche Ltd. ("Roche"), primarily driven by record-setting quarterly sales of the company's HIV/AIDS drug FUZEON.

"The second consecutive quarter of profitability for the collaboration with Roche is an important indicator of increasing adoption and use of FUZEON," said Steven D. Skolsky, Chief Executive Officer of Trimeris. "Strong double-digit sales growth was driven by record-setting prescription levels observed through the third quarter in the U.S., as doctors and their patients increasingly incorporate FUZEON into their treatment regimens."

The company reported a net profit from the collaboration in the third quarter of 2005 of $2.2 million, compared with a loss of $2.3 million in the third quarter of 2004. For the nine months ended September 30, 2005, the company reported a profit from the collaboration of $3.5 million versus a loss of $14.7 million for the nine months ended September 30, 2004. The improvement in earnings reflects progressive growth in FUZEON prescriptions and sales.

Trimeris reported corporate results of a net loss for the third quarter of 2005 of $3.3 million or ($0.15) cents per share, which compared favorably with a loss of $8.3 million or ($0.38) cents per share in the third quarter of 2004. For the nine months ended September 30, 2005, the company reported a net loss of $11.9 million or ($0.55) cents per share versus a loss of $34.4 million or ($1.59) cents per share for the nine months ended September 30, 2004. The improved result was driven by increased FUZEON sales and royalty revenue and decreases in operating expenses.

Net sales of FUZEON in the U.S. and Canada were $28.4 million, up 34.8 percent from $21.1 million in the third quarter of 2004. Net sales of FUZEON outside the U.S. and Canada were $20.5 million, up 56.2 percent from $13.1 million in the third quarter of 2004. All sales of FUZEON are recorded by Roche, Trimeris' collaborative partner.

A live web cast of the Trimeris earnings conference call on October 20, 2005 at 4:30 p.m. Eastern time will be available at http://www.trimeris.com.

About Trimeris, Inc.
Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Milestone revenue	$ 431	$ 546	$ 1,292	$ 1,606
Royalty revenue	1,886	1,207	6,289	3,117
Collaboration income (loss)*	2,243	(2,280)	3,520	(14,676)
Total revenue and collaboration income (loss)	4,560	(527)	11,101	(9,953)

Operating expenses:

Research and development:
Non-cash compensation**	111	109	319	56
Other research and development	5,323	5,360	15,720	17,042
Total research and development expense	5,434	5,469	16,039	17,098
General and administrative:
Non-cash compensation**	113	146	336	158
Other general and administrative	2,442	2,344	6,959	7,828
Total general and administrative expense	2,555	2,490	7,295	7,986

Total operating expenses	7,989	7,959	23,334	25,084

Operating loss	(3,429)	(8,486)	(12,233)	(35,037)
Other income (expense)
Interest income	332	254	922	714
Net loss on disposal of equipment	(16)	-	(10)	-
Interest expense	(188)	(43)	(556)	(48)
	128	211	356	666
Net loss	$ (3,301)	$ (8,275)	$(11,877)	$(34,371)

Basic and diluted net loss per share	$ (0.15)	$ (0.38)	$ (0.55)	$ (1.59)
Weighted average shares outstanding	21,740	21,617	21,726	21,603

* Collaboration income (loss) represents our share of the net operating income (loss) from the sale of FUZEON in the United States and Canada under our collaboration agreement with Roche, our collaborative partner. This net operating income (loss) consists of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. Selling and marketing expenses and other costs exceeded the gross margin from FUZEON sales in the three and nine months ended September 30, 2004.

** Non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	September 30, 2005 (unaudited)	December 31, 2004
Assets
Cash, cash equivalents and investment securities available-for-sale	$ 40,105	$ 48,402
Other current assets	4,486	7,652
Total current assets	44,591	56,054
Property, furniture and equipment -- net	2,605	2,408
Total other assets	8,109	6,358
Total assets	$ 55,305	$ 64,820
Liabilities and Stockholders' Equity
Total current liabilities	$ 7,718	$ 6,850
Long term portion of deferred revenue	10,908	11,736
Accrued marketing costs	16,317	15,761
Other liabilities	723	127
Total liabilities	35,666	34,474

Total stockholders' equity	19,639	30,346
Total liabilities and stockholders' equity	$ 55,305	$ 64,820

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

Three Months Ended,
	September 30, 2005	June 30, 2005

United States and Canada	$ 28.4	$ 25.2
Rest of World	20.5	28.7
Worldwide Total	$ 48.9	$ 53.9

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